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Exhibit 10.2

CONSULTING AGREEMENT

    This Consulting Agreement ("Agreement") is made and effective as of February 1, 2001, by and between ZapMe! Corporation, dba rStar Networks (the "Company"), and Charles Appleby ("Consultant"). The Company desires to retain Consultant, a Director of the Company, as an independent contractor to perform certain services for the Company in addition to those performed by Consultant as a Director, and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. SERVICES AND COMPENSATION.

    (a) Consultant agrees to perform for the Company the services specified on Exhibit A of this Agreement (collectively, the "Services").

    (b) The Company agrees to pay Consultant the compensation specified in Exhibit B of this Agreement.

2. CONFIDENTIALITY.

    (a) "Confidential Information" means any Company or any of the Company's clients', as the case may be, non-public or proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company or learned by Consultant, either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

    (b) Consultant will not, during or subsequent to the term of this Agreement, (i) use the Company's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company, or (ii) disclose the Company's Confidential Information to any third party. It is understood that, as between the parties, said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company's favor substantially similar to Sections 2, 3 and 5 of this Agreement. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without the Company's prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

    (c) Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has any agreement or duty to keep in confidence information acquired by Consultant, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless first consented to in writing by such employer, person or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party's rights resulting in whole or in part from the Company's use of the work product of Consultant under this Agreement.

    (d) Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.

Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party.

    (e) Upon the termination of this Agreement, or upon Company's earlier request, Consultant will deliver to the Company all of the Company's property or Confidential Information in tangible form that Consultant may have in Consultant's possession or control, along with a statement, signed by an officer of Consultant, certifying that all such Company property or Confidential Information has been delivered to Company.

3. OWNERSHIP.

    (a) Consultant agrees that all material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, "Inventions") conceived, made or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder, whether or not copyrightable or patentable, and whether or not reduced to practice, are the sole property of the Company. In addition, any Inventions which constitute copyrightable subject matter shall, to the maximum extent possible, be considered "works made for hire" as that term is defined in the United States Copyright Act. Consultant hereby assigns and agrees to assign (or cause to be assigned) to the Company all right, title and interest in and to such Inventions, including, without limitation, any copyrights, patents, mask work rights or other intellectual property rights of any kind in and to the Inventions or any portion thereof. Consultant irrevocably waives any moral rights that may be applicable to the Inventions.

    (b) Consultant agrees to assist Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to the Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant's obligation to execute or cause to be executed, when it is in Consultant's power to do so, any such instrument or papers shall continue after the termination of this Agreement.

    (c) Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license, with right of sublicense, to make, have made, modify, display, perform, distribute, use and sell such item as part of or in connection with such Invention.

    (d) Consultant agrees that if the Company is unable because of Consultant's unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant's signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4. REPORTS. Consultant agrees that it will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant's progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant's Services.

5. CONFLICTING OBLIGATIONS.

    (a) Consultant represents and warrants to Company that (i) Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and (ii) that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

    (b) In view of Consultant's access to the Company's trade secrets and proprietary know-how, Consultant further agrees that Consultant will not, without Company's prior written consent, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement.

6. TERM AND TERMINATION.

    (a) The initial term of this Agreement shall be six (6) months, commencing on February 1, 2001 and continuing through and including July 31, 2001 (the "Initial Term"), and shall continue month to month thereafter, until terminated by the Company or the Consultant as provided in section 6(b) below.

    (b) Upon expiration of the Initial Term, either the Company or Consultant may terminate this Agreement upon giving the other party thirty (30) days' prior written notice thereof. Any such notice to the Company or to Consultant shall be delivered to the address shown below or such other address as either party may notify the other of and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services, or if Consultant is in breach of any material provision of this Agreement.

    (c) Upon such termination all rights and duties of the parties toward each other shall cease except:

       (i) that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for unpaid Services performed prior to the effective termination date, and any related out-of-pocket expenses, if any, in accordance with the provisions of Section 1(b); and

      (ii) Sections 2 (Confidentiality), 3 (Ownership), 7 (Indemnification) and 8 (Independent Contractors) shall survive termination of this Agreement.

7. INDEMNIFICATION. Consultant will defend, indemnify and hold harmless Company and its directors, officers, employees and agents from and against any and all claims, damages, losses and expenses (including attorneys' fees) arising out of or in connection with (a) any breach or failure of Consultant under this Agreement, (b) any negligence of Consultant or Consultant's subcontractors or suppliers (if any) under or in connection with any activities or deliverables hereunder; (c) any breach of the representations and warranties made by Consultant under this Agreement; or (d) any infringement or misappropriation of any patent, copyright, trade secret, trademark or other intellectual property right by any work done or material provided or other activity or item performed, created or furnished by Consultant under this Agreement.

8. ASSIGNMENT. Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company.

9. INDEPENDENT CONTRACTOR. Nothing in this Agreement shall in any way be construed to appoint Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance, except as expressly provided on Exhibit A of this Agreement. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company (i) to pay in withholding taxes or similar items or (ii) resulting from Consultant's being determined not to be an independent contractor.

10. ARBITRATION AND EQUITABLE RELIEF.

    (a) Except as provided in Section 10(b) below, any dispute arising out of this Agreement shall be resolved by binding arbitration under the rules of the Judicial Arbitration and Mediation Services/Endispute to be conducted in Walnut Creek, California (hereinafter "JAMS"). A single arbitrator shall be selected according to the rules of JAMS then in effect within thirty (30) days of submission of the dispute to JAMS. The arbitrator shall conduct the arbitration in accordance with the California Evidence Code. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction. The Company and Consultant shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its respective counsel fees and expenses.

    (b) Consultant agrees that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 2 or 3 herein. Accordingly, Consultant agrees that if Consultant breaches Sections 2 or 3, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of such specific performance.

11. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to the principles of conflicts of laws.

12. ENTIRE AGREEMENT. This Agreement is the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter hereof.

13. EXECUTION. This Agreement shall not be binding on either party until both parties have executed this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ZAPME! CORPORATION dba RSTAR NETWORKS
By:	Lance Mortensen President and Chief Executive Officer
3000 Executive Parkway, Suite 150 San Ramon, CA 94583
CONSULTANT
By:	Charles Appleby
9250 Baymeadows, Suite 220 Jacksonville, FL 32256

EXHIBIT A
SERVICES AND COMPENSATION

1. Contact. Consultant's principal Company contact:

              Name: Lance Mortensen

              Title: President and Chief Executive Officer

2. Services. Consultant will render to the Company services in connection with analyzing and negotiating a potential merger or acquisition by or of the Company, or other business combination involving the Company, and analysis concerning other strategic opportunities for the Company.

3. Compensation.

    (a) The Company shall pay Consultant the sum of $20,000 per month during the Initial Term of this Agreement, and $20,000 per month each month thereafter that this Agreement is in effect. The Company shall also reimburse all expenses incurred by Consultant in connection with his performance of the Services, in accordance with the Company's Expense Reimbursement Guidelines.

    (b) Consultant shall submit all statements for services and expenses in a form prescribed by the Company and such statement shall be subject to approval by the contact person listed above.

ZAPME! CORPORATION dba RSTAR NETWORKS
By:	Lance Mortensen President and Chief Executive Officer
CONSULTANT
By:	Charles Appleby
9250 Baymeadows, Suite 220 Jacksonville, FL 32256

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  Exhibit 10.2